UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 9, 2021

Kimbell Royalty Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	1-38005	47-5505475
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Taylor Street, Suite 810 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 945-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of each class:	Trading symbol(s):	Name of each exchange on which registered:
Common Units Representing Limited Partnership Interests	KRP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☒

Item 7.01.	Regulation FD Disclosure.

On November 9, 2021, Kimbell Royalty Partners, LP, a Delaware limited partnership (“Kimbell”) issued a news release announcing its entry into a securities purchase agreement (the “Purchase Agreement”) to acquire mineral and royalty interests (the “Acquired Assets”) from certain undisclosed sellers (the “Sellers ”) in an all-cash transaction (the “Acquisition”), which is described below in Item 8.01 of this Current Report on Form 8-K. A copy of the news release is attached hereto, furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference into this Item 7.01.

The information set forth in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Item 8.01.	Other Events.

On November 9, 2021, Kimbell and Kimbell Royalty Operating, LLC, a Delaware limited liability company (“Opco” and, together with Kimbell, the “Buyer Parties”), entered into the Purchase Agreement in connection with the Acquisition.

Pursuant to the terms of the Purchase Agreement, the Buyer Parties have agreed to acquire all of the outstanding equity interests in certain subsidiaries owned by the Sellers for $57,000,000 in cash consideration, subject to purchase price adjustments and other customary closing adjustments. The Buyer Parties and the Sellers have each made certain representations, warranties and covenants under the Purchase Agreement, including the Sellers’ covenant to conduct their businesses in the ordinary course during the period between execution of the Purchase Agreement and closing, subject to certain exceptions. The Buyer Parties, on the one hand, and the Sellers, on the other hand, have agreed to indemnify each other and their respective directors, officers, partners, members, managers, employees, agents and advisors against certain losses resulting from breaches of their respective representations, warranties and covenants, subject to certain negotiated limitations and survival periods set forth in the Purchase Agreement.

The Purchase Agreement provides that, during the period from the date of the signing of the Purchase Agreement until the closing of the Acquisition or termination of the Purchase Agreement, the Sellers will be subject to certain restrictions on their ability to solicit alternative acquisition proposals from third parties, to provide non-public information to third parties and to engage in discussions with third parties regarding alternative acquisition proposals.

The closing of the Acquisition is subject to the satisfaction or waiver of certain customary closing conditions as set forth in the Purchase Agreement. Among other customary closing conditions, the Purchase Agreement contains a condition that the borrowing base and elected commitment amount under Kimbell’s revolving credit facility is increased to $275.0 million in connection with the Acquisition. Kimbell expects the Acquisition to close in the fourth quarter of 2021. The effective date of the Acquisition is expected to be November 1, 2021, but it will be extended to December 1, 2021 if the Acquisition does not close by December 15, 2021.

Kimbell intends to finance a portion of the purchase price for the Acquisition that is due at closing, subject to market conditions and other factors, with net proceeds from an underwritten public offering of common units representing limited partner interests in Kimbell (“Common Units”). The portion of the purchase price that is not funded through the underwritten public offering is expected to be funded through borrowings under Kimbell’s revolving credit facility. Pursuant to the Purchase Agreement, Kimbell and the Sellers have the right to terminate the Purchase Agreement in the event that the underwritten public offering is not consummated or certain net proceeds thresholds from the underwritten public offering are not met.

In the event that an underwritten public offering of Common Units has not been consummated by November 9, 2021 or the net proceeds from the underwritten public offering of Common Units are less than $42 million, the Purchase Agreement may be terminated by the Buyer Parties or the Sellers. The Buyer Parties may also terminate the Purchase Agreement if the Sellers commit certain breaches of their representations and warranties or fail to perform their covenants and agreements or if a governmental authority has issued a final order prohibiting the consummation of the Acquisition, in each case, subject to certain exceptions. Similarly, the Sellers may terminate the Purchase Agreement if the Buyer Parties commit certain breaches of their representations and warranties or fail to perform their covenants and agreements or if a governmental authority has issued a final, non-appealable order prohibiting the consummation of the Acquisition, in each case, subject to certain exceptions. Furthermore, the Purchase Agreement may be terminated if the Acquisition has not closed by February 15, 2022.

Estimated Information about the Acquired Assets

Kimbell estimates that, as of September 30, 2021, the Acquired Assets produced 700 Boe/d (on a 6:1 basis), comprising of approximately 48% natural gas (2,021 mcf/d), 34% oil (240 bbl/d) and 18% NGLs (123 bbl/d), which is expected to increase Kimbell’s average daily net production as of September 30, 2021 to 14,783 Boe/d. Kimbell further estimates that, as of November 1, 2021, the Acquired Assets consisted of over 26,000 gross proved developed producing horizontal wells. The Acquired Assets include a position in the Denver Unit in Gaines County, Texas, with approximately 33% of the overall Acquired Assets’ value, on a proved developed producing PV-10 basis, coming from this unit.

The Acquired Assets are expected to further reduce Kimbell’s general and administrative expense (“G&A”), net of non-cash unit-based compensation per Boe from $3.09/Boe (as of September 30, 2021) to $2.95/Boe and also expected to provide additional tax basis bolstering Kimbell’s tax position. As of November 1, 2021, there were three rigs in operation on the Acquired Assets.

Kimbell estimates that, as of November 1, 2021, the Acquired Assets included acreage across the Permian, Mid-Continent, Haynesville and other leading basins, with the largest concentration of acreage acquired located in the Permian Basin (39% of estimated total proved reserves), Mid-Continent Basin (31% of estimated total proved reserves) and Haynesville Basin (14% of estimated total proved reserves). As of November 1, 2021, Kimbell estimates that the Acquired Assets holds approximately 5.9 Mboe in total proved reserves reflecting a purchase price of approximately $9.66 per total proved Boe and comprised of approximately 46% natural gas, 37% oil and 17% NGLs, and proved developed producing reserves of approximately 62% conventional and 38% unconventional assets. In addition, Kimbell estimates that the average estimated five-year decline rate for the Acquired Assets is approximately 9%, compared to Kimbell’s estimated five-year decline rate of 12% (estimated on a 6:1 basis).

Reserve engineering is a complex and subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates prepared by one engineer may vary from those prepared by another. Estimates of proved reserves for Kimbell’s oil and gas properties as of December 31, 2021 will be prepared by Ryder Scott Company, L.P. using the information available at that time, and estimates of proved reserves related to the Acquisition will be prepared by Ryder Scott Company, L.P. as of December 31, 2021. Upon completion of their review, the estimate of the proved reserves for Kimbell’s oil and gas properties as of December 31, 2021 will be different from the estimate of the proved reserves for its oil and gas properties as of December 31, 2020, and the estimates of proved reserves of the Acquired Assets as of December 31, 2021 will be different from Kimbell’s estimates of such reserves as of November 1, 2021.

Kimbell’s assessment and estimates of the assets to be acquired in the Acquisition to date have been limited. Even by the time the Acquisition closes, Kimbell’s assessment of these assets may not reveal all existing or potential problems, nor will it permit Kimbell to become familiar enough with the properties to assess fully their capabilities and deficiencies. Moreover, there can be no assurance that Kimbell will consummate the Acquisition on the terms described herein or at all. Even if Kimbell consummates the Acquisition, they may not be able to achieve the expected benefits of the Acquisition.

Forward-Looking Statements

Certain information contained in this Current Report on Form 8-K and in the exhibits hereto includes forward-looking statements. These forward-looking statements, which include statements regarding the anticipated benefits of the Acquisition, the expected timing of the closing of the Acquisition, operational and reserve data with respect to the Acquired Assets, the financing of the Acquisition and the proposed public offering and the use of proceeds therefrom, involve risks and uncertainties, including risks that the anticipated benefits of the Acquisition are not realized; risks relating to Kimbell’s integration of the Acquired Assets; risks relating to the possibility that the Acquisition does not close when expected or at all because any conditions to the closing are not satisfied on a timely basis or at all; and risks relating to Kimbell’s business, prospects for growth and acquisitions and the securities markets generally. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date hereof. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell’s filings with the Securities and Exchange Commission (“SEC”). These include risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks relating to the impairment of oil and natural gas properties; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance; risks relating to Kimbell’s hedging activities; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks relating to delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to borrowing base redeterminations by Kimbell’s lenders, risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to acquisitions, dispositions and drop downs of assets; risks relating to Kimbell’s ability to realize the anticipated benefits from and to integrate acquired assets, including the Acquired Assets; and other risks described in Kimbell’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Number	Description
99.1	News release issued by Kimbell Royalty Partners, LP dated November 9, 2021.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC,
its general partner

By:	/s/ Matthew S. Daly
Matthew S. Daly
Chief Operating Officer

Date: November 9, 2021